Contact:	Claudia San Pedro
Senior Vice President, Chief
Financial Officer and Treasurer
(405) 225-4846

Sonic Announces 6.1% Same-store Sales Growth

for Third fiscal Quarter of 2015

OKLAHOMA CITY (June 22, 2015) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced results for the third fiscal quarter ended May 31, 2015.

Key highlights of the company’s third quarter of fiscal year 2015 included:

•

Net income per diluted share was $0.38 compared with net income per diluted share of $0.30 in the prior-year period; excluding tax adjustments of $1.1 million, or $0.02 per share in the third fiscal quarter of 2015, earnings per share would have been $0.36, an increase of 20% from the prior-year same period;

•	System same-store sales increased 6.1%, consisting of a 6.1% same-store sales increase at franchise drive-ins and an increase of 5.5% at company drive-ins; and
•	Company drive-in margins improved by 100 basis points.

“We are very pleased with our strong sales and financial performance driven by a healthy mix of traffic and check,” said Cliff Hudson, Sonic Corp. CEO.  “Our results are especially noteworthy given our strong results from the same quarter prior year.  New product news in key categories, effective media and a layered promotional strategy are expected to continue to drive our sales in the near term.  Technology initiatives designed to provide a more personalized and customized customer experience are also expected to complement our product and media initiatives and drive sales over the next several years.”

The strategies noted above will continue to drive Sonic’s multi-layered growth strategy which is comprised of initiatives to increase same-store sales, profits, royalty revenues and unit growth.  Optimizing shareholder value by deploying free cash flow1 to invest in the brand, quarterly dividends and repurchase shares continues to be a key focus.

Same-Store Sales

For the third fiscal quarter ended May 31, 2015, system same-store sales increased 6.1%, which was comprised of a 6.1% same-store sales increase at franchise drive-ins and an increase of 5.5% at company drive-ins.    Weather had a disproportionately adverse impact on company drive-in sales in the third fiscal quarter.

Financial Overview

For the third fiscal quarter of 2015, the company’s net income increased to $20.4 million or $0.38 per diluted share compared with net income of $16.8 million or $0.30 per diluted share in the same period in the prior year.  Excluding tax adjustments of $1.1 million or $0.02 per share in the third fiscal quarter of 2015, net income and net income per diluted share increased 15% and 20%, respectively.

1 Free cash flow is defined as net income plus depreciation, amortization and stock compensation expenses, less capital expenditures.

The following analysis of non-GAAP adjustments is intended to supplement the presentation of the company’s financial results in accordance with GAAP.  The company believes that the presentation of this analysis provides useful information to investors and management regarding the underlying business trends and the performance of the company’s ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

	Three months ended		Three months ended
	May 31, 2015		May 31, 2014
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$20,442	$0.38	$16,776	$0.30	$3,666	22%	$0.08	27%
Recognition of prior-period federal tax benefit	(1,722)	(0.03)	-	-
Retroactive effect of federal tax law change	612	0.01	-	-
Adjusted - Non-GAAP	$19,332	$0.36	$16,776	$0.30	$2,556	15%	$0.06	20%

For the first nine months of fiscal 2015, net income totaled $38.2 million or $0.70 per diluted share compared with net income of $29.1 million or $0.51 per diluted share for the same period in 2014.  Excluding the items outlined below, net income and net income per diluted share increased 27% and 34%, respectively.

	Nine months ended		Nine months ended
	May 31, 2015		May 31, 2014
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$38,189	$0.70	$29,091	$0.51	$9,098	31%	$0.19	37%
Recognition of prior-period federal tax benefit	(1,722)	(0.03)	-	-
Retroactive effect of federal tax law change	612	0.01	-	-
Retroactive benefit of Work Opportunity Tax Credit and resolution of tax matters	(666)	(0.01)	-	-
Benefit from the IRS' acceptance of a federal tax method change	-	-	(484)	(0.01)
Adjusted - Non-GAAP	$36,413	$0.67	$28,607	$0.50	$7,806	27%	$0.17	34%

Fiscal Year 2015 Outlook

The company expects its initiatives to drive 27% to 29% earnings per share growth, on an adjusted basis, in fiscal 2015 as compared to the adjusted non-GAAP earnings per share for fiscal 2014. The macroeconomic environment may impact results. The outlook for the fourth fiscal quarter of 2015 anticipates the following elements:

•	Positive same-store sales in the mid-single digit range for the system;
•	22 to 27 new franchise drive-in openings, resulting in net unit growth for the system;
•	Drive-in-level margin improvement of between 100 to 150 basis points, reflecting an improving outlook for commodity cost inflation and leverage from company drive-in same-store sales growth;
•	Selling, general and administrative expenses of $20.5 million to $21 million, reflecting increased investment in human resources to support the brand initiatives described above;
•	Depreciation and amortization expense of approximately $11.5 million to $12 million;
•	Net interest expense of approximately $6 million to $6.5 million; and

•	An income tax rate of between 36.5% and 37%, reflecting the benefit of various ongoing tax credit programs.

The company anticipates the following elements for fiscal 2015:

•	Capital expenditures of $35 million to $40 million;
•	Free cash flow of $70 million to $75 million;
•	The completion of the planned repurchase of $105 million of stock; and
•	A quarterly cash dividend of $0.09 per share resulting in an estimated payout of $19 million.

The declaration of quarterly dividends and the establishment of future record and payment dates are subject to the final determination of the company's Board of Directors.

Earnings Conference Call

The company will host a conference call and online web simulcast this afternoon beginning at 5:00 p.m. ET.  The conference call can be accessed live over the phone by dialing  (800) 946-0782 or (719) 325-2168 for international callers.  A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384‑5517 for international callers; the conference ID is 5977007.  The replay will be available until Monday, June 29, 2015.  An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast.  A link to this event may be found on the company's investor relations website at http://ir.sonicdrivein.com/.

About Sonic

SONIC®, America’s Drive-In®, is the nation's largest drive-in restaurant chain serving more than 3 million customers every day. Nearly 90 percent of SONIC’s 3,500 drive-in locations are owned and operated by local business men and women. Over the past 60 years, SONIC has delighted guests with signature menu items, more than 1.3 million drink combinations and friendly service by iconic Carhops. To learn more about Sonic Corp. (NASDAQ/NM: SONC), please visit sonicdrivein.com or follow us on Facebook and Twitter.

This press release contains forward-looking statements within the meaning of the federal securities laws.  Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of company drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales.  System information includes both company and franchise drive-in information, which we believe is useful in analyzing the growth of our brand.  While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

SONC-F

SONIC CORP.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	May 31,		May 31,
	2015	2014	2015	2014
Revenues:
Company Drive-In sales	$118,369	$111,014	$310,816	$286,361
Franchise Drive-Ins:
Franchise royalties and fees	43,704	38,795	114,375	96,598
Lease revenue	1,569	1,081	3,613	2,682
Other	1,106	1,297	2,019	2,939
Total revenues	164,748	152,187	430,823	388,580

Costs and expenses:
Company Drive-Ins:
Food and packaging	32,727	32,175	87,128	81,454
Payroll and other employee benefits	40,898	37,737	110,049	101,108
Other operating expenses, exclusive of
depreciation and amortization included below	22,955	21,805	65,484	62,049
Total cost of Company Drive-In sales	96,580	91,717	262,661	244,611

Selling, general and administrative	20,699	17,639	57,625	50,530
Depreciation and amortization	11,435	11,022	34,634	31,087
Other operating (income) expense, net	(336)	128	4	(37)
Total costs and expenses	128,378	120,506	354,924	326,191
Income from operations	36,370	31,681	75,899	62,389

Interest expense	6,382	6,328	18,981	19,095
Interest income	(91)	(112)	(290)	(373)
Net interest expense	6,291	6,216	18,691	18,722
Income before income taxes	30,079	25,465	57,208	43,667
Provision for income taxes	9,637	8,689	19,019	14,576
Net income	$20,442	$16,776	$38,189	$29,091

Basic income per share	$0.39	$0.31	$0.72	$0.52
Diluted income per share	$0.38	$0.30	$0.70	$0.51

Weighted average basic shares	52,022	54,382	52,851	55,544
Weighted average diluted shares	53,391	55,753	54,293	57,020

SONIC CORP.
Unaudited Supplemental Information

	Three months ended		Nine months ended
	May 31,		May 31,
	2015	2014	2015	2014
Drive-Ins in Operation
Company:
Total at beginning of period	392	388	391	396
Opened	2	1	3	1
Acquired from (sold to) franchisees	-	-	1	(7)
Closed (net of re-openings)	-	-	(1)	(1)
Total at end of period	394	389	394	389
Franchise:
Total at beginning of period	3,116	3,119	3,127	3,126
Opened	4	9	20	22
Acquired from (sold to) the company	-	-	(1)	7
Closed (net of re-openings)	(2)	(7)	(28)	(34)
Total at end of period	3,118	3,121	3,118	3,121
System-wide:
Total at beginning of period	3,508	3,507	3,518	3,522
Opened	6	10	23	23
Closed (net of re-openings)	(2)	(7)	(29)	(35)
Total at end of period	3,512	3,510	3,512	3,510

	Three months ended		Nine months ended
	May 31,		May 31,
	2015	2014	2015	2014
	($ in thousands)		($ in thousands)
Sales Analysis
Company Drive-Ins:
Total sales	$118,369	$111,014	$310,816	$286,361
Average drive-in sales	301	286	797	738
Change in same-store sales	5.5%	5.2%	8.0%	3.0%
Franchised Drive-Ins:
Total sales	$1,065,109	$995,259	$2,803,391	$2,560,933
Average drive-in sales	346	324	906	828
Change in same-store sales	6.1%	5.3%	8.3%	3.2%
System-wide:
Change in total sales	7.0%	5.8%	9.4%	3.4%
Average drive-in sales	$341	$320	$894	$819
Change in same-store sales	6.1%	5.3%	8.3%	3.1%

Note:  Change in same-store sales based on restaurants open for a minimum of 15 months.

SONIC CORP.
Unaudited Supplemental Information

	Three months ended		Nine months ended
	May 31,		May 31,
	2015	2014	2015	2014
	(In thousands)		(In thousands)
Revenues
Company Drive-In sales	$118,369	$111,014	$310,816	$286,361
Franchise Drive-Ins:
Franchise royalties	43,541	38,519	112,553	95,807
Franchise fees	163	276	1,822	791
Lease revenue	1,569	1,081	3,613	2,682
Other	1,106	1,297	2,019	2,939
Total revenues	$164,748	$152,187	$430,823	$388,580

	Three months ended		Nine months ended
	May 31,		May 31,
	2015	2014	2015	2014
Margin Analysis (percentage of Company Drive-In sales)
Company Drive-Ins:
Food and packaging	27.6%	29.0%	28.0%	28.4%
Payroll and employee benefits	34.6	34.0	35.4	35.3
Other operating expenses	19.4	19.6	21.1	21.7
Cost of Company Drive-In sales	81.6%	82.6%	84.5%	85.4%

	May 31,	August 31,
	2015	2014
	(In thousands)
Selected Balance Sheet Data
Cash and cash equivalents	$22,922	$35,694
Current assets	80,107	95,712
Property, equipment and capital leases, net	430,308	441,969
Total assets	$622,985	$650,972

Current liabilities, including capital lease obligations and
long-term debt due within one year	$81,713	$79,511
Obligations under capital leases due after one year	21,673	23,050
Long-term debt due after one year	431,182	427,527
Total liabilities	604,379	588,297
Stockholders' equity	$18,606	$62,675